Exhibit 99.1

Stellar

BIOTECHNOLOGIES

Powering and Improving Immunotherapy

Stellar Biotechnologies Reports Second Quarter 2016 Financial Results and Operational Highlights

PORT HUENEME, CA, (May 09, 2015) -- Stellar Biotechnologies, Inc. ("Stellar" or "the Company") (Nasdaq: SBOT), the leader in sustainable manufacture of Keyhole Limpet Hemocyanin ("KLH"), announces its financial results for its second fiscal quarter ended March 31, 2016.

"Stellar delivered another quarter with strong operational results, once again increasing sales over previous periods while demonstrating careful management of resources and projects," said Frank Oakes, President and Chief Executive Officer of Stellar Biotechnologies, Inc.  "The increased interest in Stellar KLH™ is a direct reflection of the growing pipeline of active immunotherapies using KLH, and recognition for Stellar's value proposition which is our ability to deliver scalable supplies of GMP grade KLH product.  We are continuing to work closely with current and prospective customers to ensure long-term support of their immunotherapy programs."

Second Quarter and Six Months Ended March 31, 2016 Financial Results:

Revenues: Stellar generated total revenues of $326,335 and $814,495 for the second quarter and six months ended March 31, 2016, compared to $187,627 and $400,228 for the same periods in 2015, an increase of 74% and 103% respectively. The increase in revenue resulted primarily from an increase in customers and greater product sales volume including sales under supply agreements.

Expenses:  Total expenses were $1.42 million and $3.22 million for the second quarter and six months ended March 31, 2016, compared to $1.38 million and $2.92 million for the same periods in 2015.  Costs of revenues increased to $348,150 and $745,126 for the second quarter and six months ended March 31, 2016, compared to $309,996 and $487,097 for the same periods in 2015. These costs increased because of higher product sales but did not increase at the same rate as revenues because we have certain indirect manufacturing costs that are incurred regardless of product sales levels.

Research and development expenses were $309,062 and $597,911 in the second quarter and six months ended March 31, 2016, compared to $281,584 and $700,405 in the same periods in 2015.  The changes in R&D expenses were a result of the continued realignment of our focus from internal research and process development to manufacturing our Stellar KLH™ products in response to increased customer demand, partially offset by increased costs related to our aquaculture feasibility assessment in Baja Mexico.

General and administration expenses were $765,066 and $1.87 million for the second quarter and six months ended March 31, 2016, compared to $785,681 and $1.73 million for the same period in 2015. The changes in G&A resulted from a combination of increased corporate expenses, including our Nasdaq listing fees; compensation increases; and increased investor relations activity; partially offset by a reduction in business development travel and decreased share based compensation, which is affected by the timing of option grants and assumptions used in the valuation model.

Net Loss:  The net loss for the second quarter ended March 31, 2016 was $861,010, or ($0.10) per basic share, compared to a net loss of $426,164, or ($0.05) per basic share, for the quarter ended March 31, 2015. The net loss for the six months ended March 31, 2016 was $2.49 million, or ($0.30) per basic share, as compared to a net loss of $1.77 million, or ($0.22) per basic share, for the six months ended March 31, 2015. The increase in net loss was primarily due to fluctuations in noncash gain/loss in fair value of warrant liability, partially offset by foreign exchange gains in the second quarter and six months ended March 31, 2016.

Capital Resources:  Working capital was $8.1 million as of March 31, 2016, compared to working capital of $7.49 million as of September 30, 2015. Cash and cash equivalents totaled $5.96 million at March 31, 2016, compared to cash and cash equivalents of $3.96 million at September 30, 2015, which represented an increase of $2.01 million. Our short-term investments totaled approximately $2.0 million at March 31, 2016, compared to short-term investments of $5.02 million at September 30, 2015, which represented a decrease of $3.02 million over the six-month period.

Shareholders' Equity:  Stellar had positive shareholders' equity of $8.81 million and approximately 8.45 million shares outstanding as of March 31, 2016, compared to shareholders' equity of $8.0 million and approximately 7.95 million shares outstanding at September 30, 2015.  The increase in shareholders' equity was the result of the exercise of warrants during the six-month period, offset by net loss.

Conference Call Information and Webcast Information:
Date:  Wednesday, May 11, 2016
Time:  1:30 pm ET / 10:30 am PT
Conference call dial-in: 1-913-312-1495
Conference call passcode: 3796482
Webcast Link: https://www.webcaster4.com/Webcast/Page/1359/15015

Q&A Submission:  Questions for management may be submitted via the chat feature of the live online webcast.

Please log in at least 10 minutes before the start time to ensure timely participation and appropriate web interface platform.

An archived replay version of the conference call will be available approximately two hours after the live call ends through Wednesday, May 25, 2016 at 11:59 PM Eastern Time by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international) and entering passcode 3796482. The webcast replay will be available shortly after the conference call; to review visit the "Investors" section of Stellar's website at: http://ir.stellarbiotechnologies.com/events-calendar.

Stellar Biotechnologies will file its Form 10-Q for the period ending March 31, 2016 with the Securities and Exchange Commission ("SEC") on Tuesday May 10, 2016.  To view the Company's filings under Form 20-F, Form 10-K, 10-Q and 8-K, please visit the U.S. SEC website (www.sec.gov). To view the Company's filings with the Canadian Securities Administrators ("CSA"), including the Management Discussion and Analysis and related consolidated financial statements, please visit the CSA's SEDAR website (www.sedar.com).

About Stellar Biotechnologies, Inc.
Stellar Biotechnologies, Inc. (Nasdaq: SBOT) is the leader in sustainable manufacture of Keyhole Limpet Hemocyanin (KLH), an important immune-stimulating protein used in wide-ranging therapeutic and diagnostic markets. KLH is both an active pharmaceutical ingredient (API) in many new immunotherapies (targeting cancer, immune disorders, Alzheimer's and inflammatory diseases) as well as a finished product for measuring immune status. Stellar Biotechnologies is unique in its proprietary methods, facilities, and KLH technology. We are committed to meeting the growing demand for commercial-scale supplies of GMP grade KLH, ensuring environmentally sound KLH production, and developing KLH-based active immunotherapies.

Visit www.stellarbiotech.com and the KLH knowledge base www.klhsite.org.

Stellar Biotechnologies Company Contact:
Mark A. McPartland
Vice President of Corporate Development and Communications
Phone: +1 (805) 488-2800 ext. 103
markmcp@stellarbiotech.com
www.stellarbiotech.com

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include, but may not be limited to: general economic and business conditions; technology changes; competition; changes in strategy or development plans; governmental regulations and the ability or failure to comply with governmental regulations; the timing of the Company's or its partners' anticipated results, including in connection with clinical trials; and other factors referenced in the Company's filings with securities regulators. For a discussion of further risks and uncertainties related to the Company's business, please refer to the Company's public company reports filed with the B.C. Securities Commission and the U.S. Securities and Exchange Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, the Company assumes no obligation to update such statements. This press release does not constitute an offer or solicitation of an offer for sale of any securities in any jurisdiction, including the United States.

Condensed Interim Consolidated Balance Sheets
(Unaudited - Prepared by Management)
(Expressed in US Dollars )

	March 31,	September 30,
	2016	2015

Assets:
Cash, cash equivalents and short-term investments	$7,960,889	$8,970,674
Other current assets	754,591	895,945
Noncurrent assets	713,258	519,308

Total Assets	$9,428,738	$10,385,927

Liabilities and Shareholders' Equity:
Accounts payable, accrued liabilities and deferred revenue	$616,097	$830,018
Warrant liability, including current portion	-	1,550,630
Shareholders' equity	8,812,641	8,005,279

Total Liabilities and Shareholders' Equity	$9,428,738	$10,385,927

Condensed Interim Consolidated Statements of Operations (Unaudited - Prepared by Management) (Expressed in US Dollars)

	Three Months Ended	Three Months Ended	Six Months Ended	Three Months Ended
	March 31,	March 31,	March 31,	March 31,
	2016	2015	2016	2015

Revenues:
Product sales	$326,335	$142,627	$782,495	$295,288
Contract services revenue	-	45,000	32,000	105,000

Total Revenues	326,335	187,627	814,495	400,288

Expenses:
Costs of revenues	348,150	309,996	745,126	487,097
Research and development	309,062	281,584	597,911	700,405
General and administration	765,066	785,681	1,874,755	1,727,834

Total Expenses	1,422,278	1,377,261	3,217,792	2,915,336

Other Income (Loss):
Foreign exchange gain (loss)	226,764	(307,546)	117,636	(468,658)
Gain (loss) in fair value of warrant liability	-	1,061,776	(211,956)	1,201,332
Other income	8,169	18,240	14,004	31,533

Income tax expense	-	9,000	7,200	18,800

Net Loss	$(861,010)	$(426,164)	$(2,490,813)	$(1,769,641)

Loss per common share - basic and diluted	$(0.10)	$(0.05)	$(0.30)	$(0.22)
Weighted average number of common shares outstanding - basic and diluted	8,448,758	7,954,665	8,410,835	7,950,336

Condensed Interim Consolidated Statements of Cash Flows
(Unaudited - Prepared by Management) (Expressed in US Dollars)

	Six Months Ended	Three Months Ended
	March 31,	March 31,
	2016	2015

Cash Flows Used In Operating Activities:
Net loss	$(2,490,813)	$(1,769,641)
Items not affecting cash:
Depreciation and amortization	68,732	77,602
Share-based payments	167,329	198,927
Foreign exchange (gain) loss	(117,636)	468,658
(Gain) loss in fair value of warrant liability	211,956	(1,201,332)
Changes in working capital items	(87,094)	(355,672)

Net cash used in operating activities	(2,247,526)	(2,581,458)

Net cash provided by investing activities	2,752,767	360,080

Net cash provided by financing activities	1,368,260	28,719

Effect of exchange rate changes on cash and cash equivalents	132,723	(438,778)

Net change in cash and cash equivalents	2,006,224	(2,631,437)

Cash and cash equivalents - beginning of period	3,955,503	8,768,459

Cash and cash equivalents - end of period	$5,961,727	$6,137,022